UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 24, 2016

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

The information contained in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 24, 2016, Western Power Distribution (East Midlands) PLC ("WPD"), an indirect wholly owned subsidiary of PPL Corporation, entered into £100 million (the "Commitment") ten year Term Loan Agreement (the "Loan Agreement") with The Bank of Tokyo-Mitsubishi UFJ, Ltd. (the "Bank").

The loan to be made under the Loan Agreement is adjusted on each interest payment date by multiplying the Commitment by the Index Ratio (as defined below), subject to a cap of £200 million and a floor of £100 million (such adjusted amount, the "Loan Amount").

Interest on the Loan Amount will be payable semi-annually and bear interest at a percentage rate determined for each interest period equal to the product of (a) the Commitment, multiplied by (b) The U.K Retail Price Index (the "UKRPI") for the month ending two months prior to the applicable interest payment date, divided by the UKRPI for March 2016 (such UKRPI in each case as determined by the U.K. Office of National Statistics) (the "Index Ratio"), (c) multiplied by a fixed spread as provided in the Loan Agreement and (d) divided by the number of days in the applicable interest period.

The Loan Amount is voluntarily pre-payable on 15 business days' notice at any time in whole but not in part, subject to the payment of any Swap Break Costs (as defined below), without premium or penalty, and is mandatorily pre-payable in the event the Bank notifies WPD that (i) it becomes aware that it is unlawful for the Bank to perform its obligations under the Loan Agreement or to fund or maintain the loan; or (ii) no appropriate index is available to permit establishing the applicable interest rate.

In addition, pursuant to the Loan Agreement, WPD is subject to certain financial covenants which require that WPD's (i) total net debt does not exceed 85% of its regulatory asset base, and (ii) consolidated EBITDA to interest payable is no less than 3.0 to 1.0, in each case as calculated pursuant to such agreement.  WPD intends to use the Loan Amount for general corporate purposes.

WPD must indemnify the Bank for any early termination amount (calculated in accordance with the terms of the Loan Agreement) payable by the Bank as a result of the Bank terminating the swap agreement to be entered into by the Bank in connection with the Loan Agreement due to the occurrence of (among other things) (i) any event of default or acceleration of the Loan Amount; or (ii) any prepayment of the Loan Amount (such early termination amount, the "Swap Break Costs").

The Loan Agreement also contains customary representations, covenants and events of default.  Failure to comply with the covenants beyond applicable grace periods and certain other events could result in acceleration of the Loan Amount and/or termination of the Loan Agreement.

The foregoing summary of the Loan Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10.1 -	£100,000,000 Term Loan Agreement, dated May 24, 2016, between Western Power Distribution (East Midlands) PLC and The Bank of Tokyo-Mitsubishi UFJ, Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ Stephen K. Breininger
Stephen K. Breininger Vice President and Controller

Dated: May 26, 2016